Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Great China International Holdings, Inc. on Form SB-2 of our report dated September 1, 2006 on the consolidated statements of operations, retained earnings, and cash flows for the year ended December 31, 2004 of Silverstrand International Holdings Limited and its subsidiaries (later known as Great China International Holdings, Inc.) and to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/ Eva Yi-Fang Tsai
Eva Yi-Fang Tsai
e-Fang Accountancy Corp., & CPA
Certified Public Accountants City of Industry, USA